Exhibit 99.1
Kimball Electronics Releases 2025 Annual Sustainability Report
JASPER, Ind.--(BUSINESS WIRE)-- Kimball Electronics, Inc. (Nasdaq: KE) today announced the release of its 2025 Guiding Principles Report, which includes the company’s annual sustainability disclosures. Themed “Building Tomorrow, Together,” the Report outlines progress on environmental, social, and governance (ESG) initiatives and reflects the company’s continued focus on the issues that matter most—where it can make a meaningful and lasting difference for people and the environment, while supporting long-term business success.
About the Report
Now in its seventh edition, the Report reflects how Kimball Electronics integrates sustainability into every area of its business, guided by its Guiding Principles: Customers, People, Citizenship, and Profits.
For the 2025 reporting period, the company structured the Report in accordance with the Amended European Sustainability Reporting Standards (ESRS) under the Corporate Sustainability Reporting Directive (CSRD) and aligned disclosures with leading global frameworks, including GRI Standards, SASB (EMS & ODM), the UN Sustainable Development Targets (SDGs), the UN Global Compact (UNGC), and the TCFD framework.
“Building Tomorrow, Together is more than a theme for this year’s report. It is the way we lead. In 2025 we reaffirmed our commitment to shaping a sustainable future alongside our stakeholders and reinforced a principle that guides our execution: Control what we can control,” said Richard D. Phillips, Chief Executive Officer. “We kept our focus on the elements that make a difference for people and the planet, and we did so with the consistency our stakeholders expect.”
Key Highlights
•Climate Action: Scope 1 and 2 emissions declined 9.3% year over year, advancing the company toward its 1.5°C-aligned target of a 42% absolute reduction by 2030 from a 2024 baseline and supporting its long-term target of net zero by 2050. The company earned an A- Leadership level score in CDP Climate Change.
•Renewable Energy: Renewable electricity reached 37%, representing a 12% year-over-year increase supported by expanded on-site solar and renewable energy credit procurement. This supports the company’s 2030 target to achieve 100% renewable electricity across all locations.
•Zero Waste: The company achieved 92% beneficial use of waste, supporting its “zero waste” target. The company also reduced hazardous waste intensity by a 13% reduction from the 2024 baseline, supporting its 25% reduction target.
•Water Stewardship: The company reported 12% recycled water, supporting its 2030 target to recycle one-third of water globally with an emphasis on high-stress locations. The company improved its CDP Water Security score to A- Leadership level from B in the prior year.
•Health and Safety: The company reported a 22% reduction in its Total Recordable Incident Rate, which was 83% less than the U.S. industry average.
•Governance & Accountability: For fiscal year 2025, executives earned an Above Threshold multiplier, supporting our 2030 targets to link short-term and long-term executive compensation awards to achievement of our sustainability targets and to maintain top tier ESG rater rankings, including S&P Global CSA 94th Percentile, EcoVadis Gold, and MSCI AA.
•Community Investment: The company achieved 115% of its annual giving target of donating 1% of fiscal year adjusted net income annually. Total giving reached $325,000, supported by more than 3,050 volunteer hours.

Availability
The 2025 Guiding Principles Report, which serves as Kimball Electronics’ annual sustainability report, is available on the Kimball Electronics Sustainability webpage: www.kimballelectronics.com/sustainability.
About Kimball Electronics, Inc.
Kimball Electronics is a global, multifaceted manufacturer offering Electronics Manufacturing Services (EMS) and Contract Manufacturing Organization (CMO) solutions to customers around the world. From our operations in the United States, China, Mexico, Poland, Romania, and Thailand, our teams are proud to provide manufacturing services for a variety of industries. Recognized for a reputation of excellence, we are committed to a high-performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball Electronics, Inc. (Nasdaq: KE) is headquartered in Jasper, Indiana.
To learn more about Kimball Electronics, visit: www.kimballelectronics.com.
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